Exhibit 23.5

CONSENT OF STEFFEN FREDERIKSEN

I hereby consent to the use of my name and other references to me and my report to the Board of Directors of Insurance Acquisition Corp. (the “Company”) in the Registration Statement on Form S-4 (the “Registration Statement”) relating to the proposed acquisition of Shift Technologies, Inc. by the Company.

In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder, nor do I hereby admit that I am an expert with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Steffen Frederiksen
STEFFEN FREDERIKSEN

Date: September 18, 2020